PRIVATE SECURITIES SUBSCRIPTION AGREEMENT
                         Duramed Pharmaceuticals, Inc./
                          Solvay Pharmaceuticals, Inc.

                                                                October 19, 1999

THIS PRIVATE SECURITIES SUBSCRIPTION AGREEMENT (hereinafter the "Agreement") has been executed by the undersigned in connection with the sale pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), of certain shares of Common Stock (hereinafter the "Shares") of Duramed Pharmaceuticals, Inc., 5040 Lester Road, Cincinnati, Ohio 45213, a corporation organized under the laws of Delaware (hereinafter "Seller") to Solvay Pharmaceuticals, Inc., a corporation organized under the laws of Georgia (hereinafter "Buyer"). Seller and Buyer (hereinafter collectively the "parties") each hereby represents, warrants and agrees as follows:

         1.       AGREEMENT TO SUBSCRIBE; PURCHASE PRICE

                  (i) Seller and Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration pursuant to Section 4(2) of the Securities Act.

                  (ii) Buyer hereby irrevocably subscribes for 1,333,334 Shares at a purchase price of Nine Dollars ($9.00) per share, for an aggregate purchase price of Twelve Million and Six Dollars ($12,000,006) U.S. payable in United States Dollars at Closing as defined in Section 6 hereof.

                  (iii) Subject to the terms of the Registration Rights Agreement to be dated the date of Closing, Seller will file a "shelf" registration statement (the "Registration Statement") with the U.S. Securities and Exchange Commission ("SEC") to register the resale of the Common Shares by Buyer and shall use its best efforts to cause the Registration Statement to become effective as soon as practicable after the Closing.

                  (iv) Seller and Buyer shall each use their best efforts to complete the transactions contemplated by this Agreement and shall take all steps practicable to satisfy the conditions to Closing, as set forth in this Agreement.

         2.       BUYER'S REPRESENTATIONS AND AGREEMENTS

         Buyer represents, warrants and agrees as follows:

                  (i) Buyer has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation. This Agreement has been duly authorized, validly executed, and delivered on behalf of Buyer and is a valid and binding agreement enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

                  (ii) Buyer understands that the Shares have not been registered under the Securities Act, or any other applicable securities law, and, accordingly, none of the Shares may be offered, sold, transferred, pledged, hypothecated or otherwise disposed of unless registered pursuant to, or in a transaction exempt from registration under, the Securities Act and any other applicable securities law;

                  (iii) Buyer is acquiring the Shares for its own account. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Buyer has had a reasonable opportunity to ask questions of and receive answers from Seller concerning Seller and the offering of the Shares. Neither such inquiries or other due diligence investigations by or on behalf of Buyer shall affect Buyer's right to rely on Seller's representations and warranties contained herein. Buyer is not subscribing for the Shares as a result of or pursuant to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio. Buyer is aware that it may be required to bear the economic risk of an investment in the Shares for an indefinite period, and it is able to bear such risk for an indefinite period;

                  (iv) Buyer is acquiring the Shares for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act. Buyer agrees, prior to registration of the Common Shares pursuant to the Registration Statement, to offer, sell or otherwise transfer any Shares only in conformity with the Securities Act and any other applicable securities law and with the restrictions on transfer set forth on the certificate(s) evidencing the Shares. Buyer acknowledges that each certificate evidencing the Shares shall bear a legend substantially to the effect of the foregoing Section 2(ii) and this
Section 2(iv). Such legend shall be in substantially the following form:

         "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR

         PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH
         REGISTRATION. TRANSFER OF THIS CERTIFICATE IS RESTRICTED BY CERTAIN PROVISIONS SET FORTH IN A PRIVATE SECURITIES SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY AND THE HOLDER DATED OCTOBER 19, 1999. A COPY OF THE PORTION OF THE AFORESAID SUBSCRIPTION AGREEMENT EVIDENCING SUCH RESTRICTIONS MAY BE OBTAINED FROM THE COMPANY'S EXECUTIVE OFFICES."

Following registration, Buyer agrees not to sell any Shares except either (a) in accordance with an effective Registration Statement, in which case Buyer agrees to comply with the requirement of delivering a current prospectus, or (b) in accordance with Rule 144 under the Securities Act, in which case Buyer agrees to comply with such rule, or (c) pursuant to an applicable exemption from registration under the Securities Act;

                  (v) Buyer acknowledges that Seller or any transfer agent of Seller shall register the transfer or exchange of any of the Shares only upon receipt of the certificate(s) evidencing such Shares with the transfer notice set forth thereon appropriately completed and, in the event of a transfer or exchange prior to registration, upon receipt in writing from the transferor and the transferee or the recipient of such Shares in such transfer or exchange (as the case may be) of a certificate setting forth the representations in Section 2 hereof;

                  (vi) Buyer understands that the Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Buyer set forth herein in order to determine the applicability of such provisions.

                  (vii) Buyer has received all information it has considered necessary to make an informed business decision with respect to an investment in the Shares, including but not limited to Seller's Public Documents as described in Section 3(vii) herein.

         3.       SELLER'S REPRESENTATIONS AND AGREEMENTS

         Seller represents, warrants and agrees as follows:

                  (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; Seller has registered its common shares pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and Seller is in full compliance with all reporting requirements of either Section 13(a) or 15(d) of the Exchange Act. Seller is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the nature of its business make such qualification necessary;

                  (ii) Seller has not conducted any general solicitation or general advertising with respect to any of the securities offered hereby;

                  (iii) The Shares when issued and delivered will be duly and validly authorized and issued, fully-paid and nonassessable, free and clear of any liens, encumbrances, charges, or adverse claims of any nature whatsoever, and will not subject the holders thereof to personal liability by reason of being such holders. There are no preemptive rights of any shareholder of Seller with respect to the Shares;

                  (iv) This Agreement, and the Registration Rights Agreement, have been duly authorized, validly executed and delivered on behalf of Seller and are valid and binding obligations, enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

                  (v) The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the issuance of the Shares and the transactions contemplated by this Agreement and the Registration Rights Agreement do not and will not conflict with or result in a breach by Seller of any of the terms or provisions of, or constitute a default under, and Seller is not in material breach of or in material default under, the certificate of incorporation or bylaws of Seller, or any indenture, mortgage, deed of trust or other material agreement or instrument to which Seller is a party or by which it or any of its properties or assets are bound, or any existing applicable decree, judgement or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over Seller or any of its properties or assets;

                  (vi) No authorization, approval or consent of or filing with any federal, state or local governmental body of the United States or other person is legally or otherwise required for the issuance and sale of the Shares as contemplated by this Agreement and any necessary state blue sky filings;

                  (vii) Seller has furnished Buyer with copies of Seller's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and all Forms 10-Q and 8-K filed thereafter (the "Public Documents"). The Public Documents do not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Since the date of Seller's most recently filed Form 10-K, there has been no material adverse development in the business, properties, operations, financial condition or results of operations of Seller, except as disclosed in the documents referred to in the other Public Documents;

                  (viii) At the Closing, Seller will issue one or more certificates representing the Shares in the name of Buyer in such denominations to be specified by Buyer prior to Closing. The certificates will bear the restrictive legend specified in Section 2(iv) of this Agreement. Seller further warrants that no instructions other than these instructions and stop transfer instructions to give effect to Section 2(ii) hereof will be given to the transfer agent and also warrants that the Shares shall otherwise be transferable on the books and records of Seller as and to the extent provided in this Agreement, subject to compliance with federal and state securities laws. Nothing in this Section shall affect in any way Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Shares; and

                  (ix) As of their respective dates, the financial statements of Seller included in the Public Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of Seller as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (x) Except as disclosed in the Public Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body, government agency or self-regulatory organization pending or, to the knowledge of the

Seller or any of its subsidiaries, threatened against or affecting the Seller or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the financial condition, properties, prospects or operations of Seller or which would adversely affect the validity or enforceability of, or the authority or ability of the Seller to perform its obligations under, this Agreement or the Registration Rights Agreement.

                  (xi) Seller shall notify the SEC and Nasdaq (hereinafter called the "Principal Market") and any other applicable market in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of all of the Shares to Buyer and the listing thereof on such Principal Market, and Seller shall maintain such listing.

                  (xii) The Seller's representations and warranties in this Agreement do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein, as of the date on which they were made, in light of the circumstances under which they were made, not misleading. None of the statements, documents, certificates or other items prepared or supplied by the Seller with respect to the transactions contemplated hereby contained, as of its date, an untrue statement of a material fact or omitted a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact relating to the Seller or its operation which the Seller has not disclosed to Buyer and of which the Seller is aware which materially and adversely affects or is reasonably likely to materially and adversely affect the business, financial condition, or property of the Seller.

         4.       CLOSING

         Share certificates shall be delivered to Buyer and the funds therefor shall be delivered to Seller immediately after the conditions set forth in
Section 5 have been satisfied.

         5.       CONDITIONS TO CLOSING

                  (i) Buyer and Seller understand that their respective obligations to close under this Agreement are subject to the receipt, prior to the Closing, of all necessary governmental approvals and the expiration of all necessary waiting periods, including specifically any waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act.

                  (ii) Buyer's and Seller's respective obligations to close the transactions contemplated by this Agreement are also subject to the other's representations and warranties being true, in all material respects, at the time of Closing.

                  (iii) Buyer understands that Seller's obligations to sell the Shares is conditioned upon delivery by Buyer to Seller or otherwise as agreed between the parties of the amount set forth in Section 1 hereof.

                  (iv) Seller understands that Buyer's obligation to purchase the Shares is conditioned upon delivery of certificate(s) representing Shares as described in Section 1(ii) hereof and provision of an opinion of counsel, in customary form, confirming the matters set forth in the first two clauses of
Section 3(i), and confirming the matters set forth in the third clause of
Section 3(i) to the best of counsel's knowledge; and also confirming the matters set out in Section 3(iii), (iv), (v), (vi) and (xii) above.

                  (v) Seller understands that Buyer's obligation to purchase the Shares is conditioned upon Seller and Buyer entering into the Registration Rights Agreement.

                  (vi) Seller understands that Buyer's obligation to purchase the Shares is conditioned upon settlement of the currently pending litigation between Seller and Schein Pharmaceutical, Inc. ("Schein") as described in the Public Documents. Such settlement shall be effected through execution and delivery of an agreement in writing between Seller and Schein and such other actions as may be appropriate. Buyer need not close the purchase of the Shares unless it believes reasonably that the means of settlement is effective to resolve finally such litigation.

                  (vii) Seller understands that Buyer's obligation to purchase the Shares is conditioned upon (a) approval of the Boards of Directors of Buyer, and of Buyer's parent, Solvay America, Inc., (b) the successful closing of the purchase of 1,666,666 shares of Common Stock of Buyer from Seller pursuant to the terms of a separate Private Securities Subscription Agreement of even date herewith, and (c) the absence of any material adverse change in the financial condition, properties, business, prospects, or results of operations of Seller from the date of this Agreement to the date of Closing.

         6.       STANDSTILL AGREEMENT

                  6.1      Definitions

                           (a)      "ACQUISITION PROPOSAL" shall mean a bona
fide, written proposal, which proposal includes all material terms of a proposed transaction, received by the Board of Directors of Seller from any Person or Group proposing to enter into a transaction which, if effected, would constitute a Change of Control of Seller.

                           (b)      "AFFILIATE" shall have the meaning given it
in Rule 12b-2 under the Exchange Act.

                           (c)      "ASSOCIATE" shall have the meaning given it
in Rule 12b-2 under the Exchange Act.

                           (d)      "BENEFICIAL OWNER" shall have the meaning
given it in Rule 13(d)(3) under the Exchange Act; and "Beneficially Own" and "Beneficial Ownership" shall apply to securities held by a Beneficial Owner.

                           (e)      "CHANGE OF CONTROL" shall mean (1) the
acquisition by a Third Party of more than 50% of Seller's then-outstanding Voting Stock, excluding however, a purchase agreement with an underwriter or group of underwriters in a registered public offering to the public; (2) the consummation of a merger, acquisition, consolidation or reorganization or series of such related transactions involving Seller, unless both (x) immediately after such transaction or transactions, the stockholders of Seller immediately prior to such transaction shall Beneficially Own at least 50% of the outstanding Voting Stock of Seller (or, if Seller shall not be the surviving company in such merger, consolidation or reorganization, the Voting Stock of the surviving corporation issued in such transaction in respect of Voting Stock of Seller shall represent at least 50% of the Voting Stock of such surviving company), and
(y) Seller is not subject to an agreement that provides that individuals who are directors of Seller immediately prior to such transaction (or individuals designated by Seller at or before the closing of such transaction) shall constitute less than a majority of the directors of Seller (or such surviving company, as the case may be) after the closing of such transaction; (3) a change or changes in the membership of Seller's Board of Directors which represents a change of a majority or more of such membership during any twelve month period (unless such change or changes in membership are caused by the actions of the then-existing Board of Directors); (4) an Insolvency Proceeding (as defined below); or (5) the consummation of a sale of all or substantially all of

Seller's assets unless immediately after such transaction, the stockholders of Seller immediately prior to such transaction shall beneficially own at least 50% of the Voting Stock of the acquiring company.

                           (f)      "EXCHANGE ACT" shall mean the Securities
Exchange Act of 1934, as amended.

                           (g)      "GROUP" shall have the meaning provided in
Section 13(d)(3) of the Exchange Act.

                           (h)      "INSOLVENCY PROCEEDING" shall mean (1) an
assignment for the benefit of creditors, (2) the filing by Seller of a petition to have Seller adjudged insolvent, bankrupt or seeking a reorganization or liquidation under any law relating to bankruptcy, insolvency or receivership,
(3) an appointment of a receiver or trustee for all or substantially all of the assets of Seller unless appointed without Seller's consent, in which case if after 60 days such appointment has not been vacated or stayed, (4) a public admission in writing of Seller's inability to pay its debts as they come due, or
(5) the adoption of a plan of liquidation or dissolution by the Board of Directors of Seller.

                           (i)      "PERSON" means an individual, corporation,
partnership, association, trust, unincorporated organization or other entity.

                           (j)      "THIRD PARTY" shall mean any Person (other
than Seller or Buyer and their respective Affiliates and Associates) or Group (other than any Group that includes Seller or Buyer or their respective Affiliates or Associates).

                           (k)      "TOTAL VOTING POWER" at any date, with
respect to any person, shall mean the total combined Voting Power of all the Voting Stock of such Person then outstanding and entitled to vote.

                           (l)      "VOTING POWER" with respect to any Voting
Securities of any Person on any date shall mean the voting power in the general election of directors of the relevant Person to which such Voting Securities would be entitled on such date.

                           (m)      "VOTING STOCK" of any Person shall mean any
securities entitled to vote generally in the election of directors of such Person, or any direct or indirect rights or options or warrants to acquire any such securities or any securities (including, without limitation, the Preferred Stock) convertible or exercisable into or exchangeable for such securities, whether or not such securities are so convertible, exercisable or exchangeable at the time of determination.

                  6.2 Restrictions on Certain Actions. Buyer agrees that, until October 1, 2001, neither it nor any Affiliate or Associate of Buyer will, singly or as part of a Group, directly or indirectly:

                           (a)      except as provided in Section 7, acquire or
offer, make a proposal or agree to acquire (whether publicly or otherwise), in any manner, any material assets of Seller or its subsidiaries or any equity securities of Seller or its subsidiaries (or Beneficial Ownership thereof), except (1) pursuant to a stock split, stock dividend, recapitalization, reclassification or similar transaction not effected pursuant to a violation of this Section 6.2;

                           (b)      make or in any way propose or participate in
any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any Person, other than Seller, with respect to the solicitation or voting of any Voting Securities of Seller in opposition to any matter that has been recommended by the Board or in favor of any matter that has not been approved by the Board, or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange
Act) with respect to Company except pursuant to the Stockholders Agreement;

                           (c)      form, be a member of, join or encourage the
formation of, any Group with respect to any Voting Securities of Seller or the acquisition of any assets of Seller;

                           (d)      deposit any Voting Stock of Seller into a
voting trust or subject any such Voting Stock to any arrangement or agreement with respect to the voting thereof;

                           (e)      except as provided in Section 8, seek
election to or seek to place a representative on the Board of Directors of Seller or seek the removal of any member of the Board of Directors of Seller; or

                           (f)      solicit, seek to effect, negotiate with or
provide any information to any other party with respect to, or make any statement or proposal, whether written or oral, to the Board of Directors of Seller or otherwise make any public announcement or proposal whatsoever with respect to a merger or acquisition of Seller, the sale of all or a substantial portion of the assets of Seller and its subsidiaries, liquidation of

Seller, recapitalization of Seller or similar business transactions with respect to Seller or take any action which might require either party to make a public announcement with respect to any such matters (the foregoing shall not limit Buyer from discussing any Third Party Acquisition Proposal with the Company).

                  Notwithstanding the restrictions contained in this Section 6(2), Buyer shall not be prevented from complying with the requirements of Sections 13(d) and 16(a) of the Exchange Act and the rules and regulations thereunder, in each case, as from time to time in effect, or any successor provisions or rules with respect thereto, or any other applicable law or rule or regulations of any governmental body.

                  6.3 Suspension of Restrictions. The limitations provided in Sections 6.2 and 6.4 shall immediately be suspended upon the occurrence of any of the following events:

                           (a)      any Third Party commences a tender or
exchange offer seeking to acquire Beneficial Ownership of 50% or more of the outstanding shares of Voting Stock, but only if (i) Seller has not within 10 days after commencement of such offer (or such longer period as may then be permitted under applicable law for Seller's initial recommendation with respect to such offer), publicly recommended that such offer not be accepted, or (ii) all of the material conditions to such offer relating to the elimination or satisfaction of the material defensive provisions established by Seller, including any rights plan or similar defensive provision of Seller have been satisfied or waived);

                           (b)      Seller's receipt of an Acquisition Proposal
from any Third Party but only if Seller has not, within 15 days after such receipt, rejected such Acquisition Proposal;

                           (c)      the occurrence of a Change in Control of
Seller;

                           (d)      the public announcement by Seller that it is
"for sale" or that the Board of Directors is seeking to, or has engaged investment advisors to assist it in, maximizing Shareholder Value or in evaluating strategic alternatives;;

                           (e)      the execution of a definitive agreement
which, if consummated, would result in a Change of Control of Seller;

                           (f)      the public announcement by or on behalf of
any Person or Group (other than Buyer and its Affiliates) of the commencement of a bona fide proxy or consent solicitation subject to Section 14 of the Exchange Act (or any successor provision) to elect or remove a majority of the directors of Seller which is not, within 10 days after the announcement of such proxy or consent solicitation (or such longer period as may then be permitted under applicable law for Seller's initial recommendation with respect to such contest if such a period is specified) publicly opposed by Seller's Board of Directors and which would, if successful, result in a change in the composition of a majority of the Board of Directors of Seller; or

                           (g)      the adoption by the Board of Directors of a
plan of liquidation or dissolution.

                  Seller shall provide Buyer with prompt written notice of the occurrence of any of the events set forth in this Section 6.3 or of the receipt by Seller of an Acquisition Proposal from any Third Party (such notice to be provided within ten days after receipt thereof, but without disclosing the terms thereof or the identity of such Third Party). Upon any (i) withdrawal or lapsing of any such tender or exchange offer referred to in Section 6.3(a) in which such Third Party does not acquire more than 15% of the outstanding Voting Stock of Seller, (ii) withdrawal, rejection or termination of an Acquisition Proposal referred to in Section 6.3(e) without consummation thereof, (v) the withdrawal or termination or failure of the solicitation referred to in Section 6.3(f) or
(vi) the termination of the plan of liquidation referenced in Section 6.3(g), as the case may be, the limitations provided in Sections 6.2 and 6.4 (except to the extent then suspended as a result of any other event specified in Section 6.3 shall again be applicable for so long as and only to the extent provided therein without any extension of the term thereof).

                  6.4 Other Restrictions. Until October 1, 2001, Buyer shall not sell, pledge, hypothecate, assign or otherwise transfer (each a "Transfer") any Voting Securities of Seller to any Third Party, if as a result of such Transfer, the Third Party would hold in excess of 5% of the outstanding Voting Securities of Seller unless such Third Party becomes a party to, and agrees to be bound by,
Section 6 of this Agreement.

                  Until October 1, 2001, in the event that Seller notifies Buyer that Seller is in the process of carrying out a private or public sale of equity or equity-linked securities (i.e., any security which is convertible into or exchangeable for, or which entitles the holder to purchase, equity securities of Seller or the value of which is linked to the equity securities of Seller), Buyer will not offer, sell, contract to sell, grant any option to sell, or otherwise dispose of, directly or indirectly, any Shares until such date as is ninety days after completion or termination without completion of such sale of securities by Seller. In the event such a sale involves an underwritten public offering of such securities, Buyer will at the request of the underwriter(s) enter into a standard form of "lock-up" letter with such underwriter(s) to extend for a period of time not to exceed ninety days.

                  Until October 1, 2001, neither Buyer nor any Affiliate of Buyer will solicit, endeavor to entice away, or otherwise directly or indirectly interfere with the relationship of Seller with, any of Seller's employees, except to the extent that the employee has voluntarily approached Buyer or has responded to a general advertisement of employment.

         7. ANTI-DILUTION. Until October 1, 2001, in the event that Seller completes any sale of equity or equity-linked securities for cash to Third Parties (other than Seller's employees and directors under Seller's stock option programs and other similar arrangements in the ordinary course of business), Buyer shall have the right to purchase identical securities at identical terms such that Buyer's percentage ownership of Seller (calculated on a fully diluted basis) after such purchase is equal to its percentage ownership (calculated on a fully diluted basis) prior to such sale to a Third Party. For purposes of this section, a material sale shall be defined as one involving more than 1% of the number of shares of Common Stock of Seller outstanding prior to such transaction. Buyer acknowledges that its decision whether or not to exercise its right under this Section 7 may be of material interest to a prospective purchaser of Seller's securities and will have to be disclosed to such purchaser. Seller shall notify Buyer in advance of any proposed sale. The notice will provide as much information as is reasonably available with respect to the expected terms of the sale. In the case of a registered public offering of securities, such notice shall be given at least twenty days in advance of the filing of the registration statement under the Securities Act. In the case of a non-registered sale, the notice shall be given at least twenty days before the mailing of offering materials. Within fifteen days of receipt of such notice, Buyer shall inform Seller of the extent to which it wishes to exercise its rights to purchase securities under this Section 7. The purchase price to be paid by Buyer shall be the same as that at which the securities actually are sold to Third Parties.

         8. BOARD OF DIRECTORS. Upon the earlier of (a) Seller and Buyer entering into a definitive agreement providing for a broad based hormone alliance of the nature described in Section 13.4 of the Exclusive Co-Promotion Agreements between Buyer and Seller dated October 5, 1999, or (b) Seller's 2000 Annual Meeting of Stockholders, Seller's Board of Directors shall add an additional directorship and shall appoint a designee of Buyer to Seller's Board. Such directorship shall, to the extent such action may be determined by Seller's Board of Directors under Delaware law, continue to be held by a designee of Buyer so long as Buyer holds at least 7.5% of the shares of outstanding Common Stock of Seller, if the broad based hormone alliance is then in effect, or 10.0% of the shares of outstanding Common Stock of Seller if the alliance is not then in effect.

         9. TERMINATION. This Agreement may be terminated by either Buyer or Seller if the Closing has not occurred prior to December 31, 1999. Either party may terminate this Agreement if it has not been approved by the Board of Directors of Buyer and Buyer's parent, Solvay America, Inc., no later than October 21, 1999.

         10.      MISCELLANEOUS

                  (i) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon hand delivery or delivery by facsimile at the address or facsimile number designated below (if delivered on a business day during regular business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during regular business hours where such notice is to be received). The addresses and facsimile number for such communications shall be:

                  to the Seller:

                           Duramed Pharmaceuticals, Inc.
                           5040 Lester Road
                           Cincinnati, Ohio  45213
                           Phone No.: (513) 458-6070
                           Fax No.: (513) 458-6095
                           Attn:  President and CEO

                  with copies to:

                           Taft, Stettinius & Hollister LLP
                           1800 Walnut Street
                           425 Walnut Street
                           Cincinnati, Ohio  45202-3957
                           Phone No.:  (513) 381-2838
                           Fax No.:  (513) 381-0205
                           Attn:  Timothy E. Hoberg, Esq.

                  to the Buyer:

                           Solvay Pharmaceuticals, Inc.
                           901 Sawyer Road
                           Marietta, Georgia  30062
                           Phone No.:  (770) 578-5740
                           Fax No.:  (770) 565-3325
                           Attn:  President and CEO

                  with a copy to:

                           Solvay America, Inc.
                           3333 Richmond Avenue
                           Houston, TX  77098
                           Phone No.:  (713) 525-6080
                           Fax No.:  (713) 525-7818
                           Attn:  General Counsel


Either party hereto may from time to time change its address or facsimile number for notices under this Section by giving written notice of such change to the other party hereto.

                  (ii) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal Courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9(i) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                  (iii) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (iv) Facsimile signatures of this Agreement shall be binding on all parties hereto.


                  IN WITNESS WHEREOF, this Agreement was duly executed on the day first written above.

                                  SOLVAY PHARMACEUTICALS, INC.



                                  By:  /s/ David A. Dodd
                                     ----------------------------
                                       David A. Dodd, President and
                                       Chief Executive Officer


                                  DURAMED PHARMACEUTICALS, INC.



                                  By:  /s/ E. Thomas Arington
                                     ----------------------------
                                       E. Thomas Arington, Chairman